Exhibit 99.2

           NTL DECLARES INITIATION OF REGULAR QUARTERLY DIVIDEND

London, England, May 19, 2006 - NTL Incorporated (NASDAQ: NTLI) today announces that the Board of Directors of the Company has approved the payment of a quarterly cash dividend of $0.01 per share of the Company's Common Stock. The first payment will be made on June 20, 2006 to stockholders of record as of June 12, 2006.

Jim Mooney, Chairman of NTL said,

"We are pleased to announce NTL's initiation of a regular quarterly dividend. This is a symbolic action to reflect the strong cash flow growth opportunities within our business, which together with our capital structure, gives us future flexibility to drive value and return cash to our shareholders ."

While NTL intends to pay regular quarterly dividends pursuant to its new dividend policy, all subsequent dividends will be declared by the NTL Board of Directors at its discretion. Future dividend payments and their amounts will take into account future needs and uses of free cash flow, which could include investments in operations, the repayment of debt, and share repurchase programs, among other uses.

Contacts

INVESTOR RELATIONS

Richard Williams: +44 20 7299 5479 / Richard.williams@ntl.com
Vani Bassi: +44 20 7299 5353 / vani.bassi@ntl.com

MEDIA (BUCHANANS)

Richard Oldworth or Jeremy Garcia: + 44 20 7466 5000

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:
Various statements contained in this document constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. Words like "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements. These factors include: (1) the failure to obtain and retain expected synergies from the merger with Telewest and the proposed transaction with Virgin Mobile; (2) rates of success in executing, managing and integrating key acquisitions, including the merger with Telewest and the proposed transaction with Virgin Mobile; (3) the ability to achieve business plans for the combined company; (4) the ability to manage and maintain key customer relationships; (5) the ability to fund debt service obligations through operating cash flow; (6) the ability to obtain additional financing in the future and react to competitive and technological changes; (7) the ability to comply with restrictive covenants in NTL's indebtedness agreements; (8) the ability to control customer churn; (9) the ability to compete with a range of other communications and content providers; (10) the effect of technological changes on NTL's businesses; (11) the functionality or market acceptance of new products that NTL may introduce; (12) possible losses in revenues due to systems failures; (13) the ability to maintain and upgrade NTL's networks in a cost-effective and timely manner; (14) the reliance on single-source suppliers for some equipment and software; (15) the ability to provide attractive programming at a reasonable cost; and (16) the extent to which NTL's future earnings will be sufficient to cover its fixed charges.
These and other factors are discussed in more detail under "Risk Factors" and elsewhere in NTL's Form 10-K and NTL Holdings Inc.'s Form 10-K that were filed with the SEC on February 28, 2006 and March 1, 2006, respectively. We assume no obligation to update our forward-looking statements to reflect actual results, changes in assumptions or changes in factors affecting these statements.